UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2021

DESTINATION XL GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	01-34219	04-2623104
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Turnpike Street, Canton, Massachusetts		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 828-9300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act. None

Title of each class	Trading symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

On September 3, 2021, Destination XL Group, Inc. (the “Company”) repaid in full its outstanding $17.5 million FILO (first-in, last-out) term facility (the “FILO loan”) under its existing credit facility with Bank of America, N.A.  In connection with the repayment, the FILO lender agreed to a reduction in the amount of the prepayment premium that otherwise would have been payable as a result of the Company’s early repayment.  The Company paid a total of $18.6 million, including $17.5 million in principal, $1.1 million in accrued interest and prepayment premium, and related expenses. The prepayment of the FILO loan was made from cash on-hand.

Item 7.01 Regulation FD Disclosure.

On September 7, 2021, the Company issued a press release regarding the repayment of the FILO loan and the approval of the listing of the Company’s common stock on The Nasdaq Global Market.  A copy of the press release is furnished herewith as Exhibit 99.1.

Item 8.01 Other Events.

The Nasdaq Stock Market LLC has approved the listing of the Company’s common stock on The Nasdaq Global Market.  The Company’s common stock will trade under the Company’s current ticker symbol “DXLG” and trading is expected to begin on September 8, 2021.  The Company’s common stock will continue to trade on the OTCQX until trading on The Nasdaq Global Market commences.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated September 7, 2021.

104	Cover Page Interactive Data File – The cover page interactive data file does not appear in the interactive data file because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DESTINATION XL GROUP, INC.
Date:	September 7, 2021	By:	/s/ Robert S. Molloy
Robert S. Molloy
General Counsel and Secretary